Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Quanterix Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	1,836,785	(1)	$22.635	(2)	$41,575,629	$0.0000927	$3,854.06
Total Offering Amounts							$41,575,629		$3,854.06
Total Fee Offsets
Net Fee Due									$3,854.06

(1)	The number of shares of common stock, par value $0.001 per share (“Common Stock”), of Quanterix Corporation (the “Registrant”) stated above consists of an increase of 1,469,428 shares of Common Stock reserved for issuance under the Registrant’s 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”) and an increase of 367,357 shares of Common Stock reserved for issuance under the 2017 Employee Stock Purchase Plan (the “2017 ESPP,” and together with the 2017 Plan, the “Plans”), in each case by operation of the “evergreen” provision contained in the applicable plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Market as of a date (May 5, 2022) within five business days prior to filing this Registration Statement.